Exhibit 3.682

APPROVED
By	ILLEGIBLE
Date	7-27-89
Amount	75.00
00679–1122
ARTICLES OF INCORPORATION
OF
NOBLE ROAD LANDFILL, INC.
     The undersigned, a citizen of the United States desiring to form a corporation for profit under the General Corporation Act of Ohio, does hereby certify:
     FIRST: The name of said corporation shall be NOBLE ROAD LANDFILL, INC.
     SECOND: The place in the State of Ohio where its principal office is to be located is 170 Noble Road East, Shiloh, Richland County, 44878.
     THIRD: The purposes for which, and for any of which, the Corporation is formed are as follows:
(1)	To construct, own, operate, manage and/or lease a sanitary landfill facility.

(2)	The purposes, objects and powers specified in any clause or paragraph contained in Article Third shall be deemed to be independent of all other purposes herein specified and shall not be limited or restricted by reference to or inference from the terms of any other clause or paragraph of these articles of incorporation.

(3)	To engage in any other lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.
     FOURTH: The number of shares which the Corporation is authorized to have outstanding is Seven Hundred Fifty (750) shares without par value.
     The Corporation, through its Board of Directors, may at any time or from time to time redeem, purchase, sell, or option all or any part of its shares at such price and upon such terms as may be agreed upon between the Corporation and the selling and/or purchasing shareholder(s) or person(s).
     The Corporation, through its Board of Directors, may at any time or from time to time enter into option agreements to sell and/or purchase shares of stock of this corporation or any other corporation at such price and upon such terms as the Board shall deem proper.

     FIFTH: Notwithstanding any provision of the General Corporation Law of Ohio, now or hereafter in force, requiring for any purpose the vote or consent of the holders of shares entitling them to exercise two-thirds of the voting power of the Corporation or of any class or classes of shares thereof, such action, unless otherwise expressly required by statute, may be taken by the vote or consent of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class of shares thereof.
     SIXTH: The amount of stated capital with which the Corporation will begin business is Five Hundred Dollars ($500.00).
     SEVENTH: A director or officer of the Corporation shall not be disqualified by his office from dealing or contracting with the Corporation as a vendor, purchaser, employee, agent or otherwise; nor shall any transaction, contract or other act of the Corporation be void or voidable or in any way affected or invalidated by reason of the fact that any director or officer, or any firm in which such director or officer is a member, or any corporation of which such director or officer is a shareholder, director or officer, is in any way interested in such transaction, contract or other act, provided the fact that such director, officer, firm or corporation is so interested shall be disclosed or shall be known to the Board of Directors or such members thereof as shall be present at any meeting of the Board of Directors at which action upon any such transaction, contract or other act shall be taken; nor shall any such director or officer be accountable or responsible to the Corporation for or in respect of any such transaction, contract or other act of the Corporation or for any gains or profits realized by him by reason of the fact that he or any firm of which he is a member or any corporation of which he is a shareholder, director or officer is interested in such transaction, contract or other act; and any such director may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize or take action in respect of any such transaction, contract or other act and may vote thereat to authorize, ratify or approve any such transaction, contract or other act with like force and effect as if he or any firm of which he is a member or any corporation of which he is a shareholder, director or officer were not interested in such transaction, contract or other act.
     EIGHTH: Any and every statute of the State hereafter enacted, whereby the rights, powers or privileges of corporations or of the shareholders of corporations organized under the laws of the State of Ohio are increased or diminished or in any way affected, or whereby effect is given to the action taken by any number, less than all, of the shareholders of any such corporation, shall apply to the Corporation and shall be binding not only upon the Corporation but upon every shareholder of the Corporation to the same extent as if such statute had been in force at the date of filing these Articles of Incorporation of the Corporation in the office of the Secretary of State of Ohio.
     IN WITNESS WHEREOF, I have hereunto subscribed my name this 26th, day of July, 1989.

/s/ Richard R. Fowler	28 Park Avenue West
Richard R. Fowler	Mansfield, Ohio 44902
STATE OF OHIO
COUNTY OF RICHLAND, SS:
     Personally appeared before me, the undersigned, a Notary Public in and for said County and State, this 26th day of July, 1989, the above-named Richard R. Fowler, who acknowledged the signing of the foregoing Articles of Incorporation to be his free act and deed for the uses and purposes therein mentioned.
     Witness my hand and official seal on the day and year last aforesaid.

/s/ Mary B. Dudte
Notary Public

MARY B. DUDTE
NOTARY PUBLIC, STATE OF OHIO
MY COMMISSION EXPIRES AUGUST 19, 1989

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